Exhibit 21
Airgas, Inc. and Subsidiaries

Corporation Name	Domicile
Airgas, Inc.	DE
Airgas Canada, Inc.	Canada
Airgas Carbonic, Inc.	DE
CO2 Direct, Inc.	DE
Airgas Data, LLC	DE
Airgas East, Inc.	DE
Airgas Great Lakes, Inc.	DE
Airgas Gulf States, Inc.	DE
Airgas Intermountain, Inc.	CO
Airgas Investments, Inc.	DE
Airgas Merchant Gases, LLC	DE
Airgas Merchant Holdings, Inc.	DE
Airgas Mid America, Inc.	DE
Airgas Mid South, Inc.	DE
Airgas Nor Pac, Inc.	DE
Airgas Northern California & Nevada, Inc.	DE
Airgas North Central, Inc.	DE
Airgas S.A. de C.V.	Mexico
Airgas Safety, Inc.	DE
Airgas South, Inc.	DE
Airgas Southwest, Inc.	DE
Airgas Specialty Gases, Inc.	TX
Airgas Specialty Products, Inc.	DE
Airgas West, Inc.	CA
Airgas West, S.A.de C.V.	Mexico
Missouri River Holdings, Inc.	KS
Nitrous Oxide Corp.	DE
Radnor Funding Corp.	DE
Red-D-Arc, Inc.	NV
Red-D-Arc Limited	Canada
Red-D-Arc S.A.de C.V.	Mexico